Exhibit 99.2

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Members of

Sunbeam Holdings, L.P.

Sunrise, Florida

We have audited the accompanying consolidated financial statements of Sunbeam Holdings, L.P. and subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of income and comprehensive income, equity, and cash flows for each of the two years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunbeam Holdings, L.P. and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for each of the two years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

March 31, 2014 (May 13, 2014 as to the presentation of the consolidated statement of equity as discussed in Note 1 and the disclosure of reportable segments as disclosed in Note 20, December 23, 2014 as to Note 21)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of

Sunbeam Holdings, L.P.

Sunrise, Florida

We have audited the accompanying consolidated balance sheet of Sunbeam Holdings, L.P. and subsidiaries (the “Company”) as of December 31, 2013, and the related consolidated statements of income and comprehensive income, equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Sunbeam Holdings, L.P., and subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

March 31, 2014 (May 13, 2014 as to the presentation of the consolidated statement of equity as discussed in Note 1, the disclosure of reportable segments as disclosed in Note 20, and December 23, 2014 as to Note 21)

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$100,562	$64,636
Restricted cash	14,270	18,472
Restricted marketable securities	4,231	5,476
Accounts receivable, net of allowances of $20.1 million and $24.3 million as of December 31, 2013 and 2012, respectively	130,541	121,821
Deferred taxes	13,902	32,557
Other current assets	23,655	18,274

Total current assets	287,161	261,236
Property and equipment, net	29,462	30,156
Goodwill	881,023	796,446
Other intangible assets, net	512,299	447,982
Other assets	22,427	14,126

Total assets	$1,732,372	$1,549,946

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8,270	$6,000
Accounts payable	1,168	1,791
Accrued salaries and benefits	70,178	53,198
Accrued professional liabilities	11,895	12,817
Other current liabilities	23,019	18,815

Total current liabilities	114,530	92,621
Long-term debt, net of current portion	1,135,022	694,498
Deferred taxes	174,803	161,022
Accrued professional liabilities	48,501	53,156
Other long-term liabilities	10,784	2,047

Total liabilities	1,483,640	1,003,344

Commitments and contingencies (Note 16)

Equity:
General Partner interest	1	1
Class A Units, 416,563 and 409,318 authorized and issued as of December 31, 2013 and 2012, respectively	210,155	504,243
Class B Units, 110,034 authorized and 87,155 and 92,303 issued as of December 31, 2013 and 2012, respectively	11,968	13,032
Class C Units, 2,250 authorized and issued as of December 31, 2012	—	1,912
Class D Units, 30,275 and 18,275 authorized and issued as of December 31, 2013 and 2012, respectively	—	118
Accumulated other comprehensive income (loss), net of tax	2	(1)

Total members’ equity	222,126	519,305
Noncontrolling interests	26,606	27,297

Total equity	248,732	546,602

Total liabilities and equity	$1,732,372	$1,549,946

The accompanying notes are an integral part of these consolidated financial statements.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2013	2012	2011
Revenue, net of contractual discounts	$976,934	$887,815	$814,002
Provision for uncollectibles	(57,691)	(51,499)	(51,609)

Net revenue	919,243	836,316	762,393

Operating expenses
Practice personnel expenses	654,941	583,381	532,887
Other practice expenses	56,764	57,554	47,249
General and administrative	78,277	58,338	55,463
Depreciation and amortization	35,551	32,197	26,124

Income from operations	93,710	104,846	100,670

Interest expense, net	47,818	43,638	37,677
Other (income) expense, net	41	(59)	99
Loss on extinguishment of debt	11,018	8,126	—

Income before income taxes and noncontrolling interests	34,833	53,141	62,894

Provision for income taxes	18,300	16,286	26,875

Net income from consolidated operations	16,533	36,855	36,019
Net (income) attributable to noncontrolling interests	(2,789)	(1,969)	(740)

Net income attributable to Sunbeam Holdings, L.P. and subsidiaries limited partners	$13,744	$34,886	$35,279

Net income from consolidated operations	$16,533	$36,855	$36,019
Other comprehensive loss (income), net of taxes:
Net change in fair value of interest rate swap, net of taxes of $1,801 and $3,982 for 2012 and 2011, respectively	—	2,653	5,869
Net change in fair value of investments, net of taxes of $25 and $70 for 2012 and 2011, respectively	3	(37)	(168)

Total comprehensive income	16,536	39,471	41,720

Less: Comprehensive income attributable to noncontrolling interests	(2,789)	(1,969)	(740)

Comprehensive income attributable to Sunbeam Holdings, L.P. and subsidiaries limited partners	$13,747	$37,502	$40,980

The accompanying notes are an integral part of these consolidated financial statements

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(in thousands)

	Members Capital					Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total Equity
	General Partner	Limited Partners
		Class A Units	Class B Units	Class C Units	Class D Units
Balance at December 31, 2010	$1	$446,306	$8,028	$8,500	$—	$(8,318)	$6,323	$460,840
Net income (loss)	—	38,094	(2,815)	—	—	—	740	36,019
Other comprehensive income, net of taxes	—	—	—	—	—	5,701	—	5,701
Distributions	—	(336)	(21)	—	—	—	(1,000)	(1,357)
Noncontrolling interest assumed related to acquisition	—	—	—	—	—	—	2,707	2,707
Equity-based compensation expense	—	—	7,574	—	—	—	—	7,574

Balance at December, 31, 2011	1	484,064	12,766	8,500	—	(2,617)	8,770	511,484

Net Income	—	30,929	3,957	—	—	—	1,969	36,855
Other Comprehensive Income, net of taxes	—	—	—	—	—	2,616	—	2,616
Distributions	—	—	—	—	—	—	(1,630)	(1,630)
Non-controlling interest assumed related to acquisition	—	—	—	—	—	—	18,188	18,188
Redemption of units	—	(10,750)	(6,773)	(6,588)	—	—	—	(24,111)
Equity-based compensation expense	—	—	3,082	—	118	—	—	3,200

Balance at December, 31, 2012	1	504,243	13,032	1,912	118	(1)	27,297	546,602

Net Income		2,509	8,238		2,997		2,789	16,533
Other Comprehensive Income, net of taxes	—	—	—	—	—	3	—	3
Distributions	—	(306,611)	(21,002)	—	(4,942)	—	(3,480)	(336,035)
Redemption of units	—	—	(648)	(1,912)	—	—	—	(2,560)
Unit issuance	—	10,014	—	—	—	—	—	10,014
Equity-based compensation expense	—	—	12,348	—	1,827	—	—	14,175

Balance at December, 31, 2013	$1	$210,155	$11,968	$—	$—	$2	$26,606	$248,732

The accompanying notes are an integral part of these consolidated financial statements

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income from consolidated operations	$16,533	$36,855	$36,019
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	25,661	24,531	20,618
Non-cash interest expense—debt	4,545	3,550	3,860
Depreciation and other amortization	9,890	7,666	5,506
Provision for bad debts	57,691	51,499	51,609
Loss on disposal of assets	14	2	127
Loss on extinguishment of debt	11,018	8,126	—
Equity-based compensation expense	14,175	3,200	7,574
Deferred income taxes	(2,435)	(11,851)	(4,999)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(56,994)	(59,742)	(39,276)
Other assets	(3,321)	(4,017)	(2,298)
Accounts payable	(1,215)	(336)	(632)
Accrued professional liabilities	(6,549)	2,048	(2,019)
Other liabilities	13,477	(1,258)	5,998

Net cash provided by operating activities	82,490	60,273	82,087
Cash flows from investing activities:
Acquisition of physician practices, net of cash acquired	(124,848)	(49,714)	(87,930)
Purchase of marketable securities	(8,963)	(10,709)	(5,566)
Maturities and sales of marketable securities	10,211	11,958	10,496
Change in restricted cash	4,201	(1,177)	(8,533)
Capital expenditures	(8,938)	(10,671)	(9,739)

Net cash used in investing activities	(128,337)	(60,313)	(101,272)
Cash flows from financing activities:
Borrowings on long-term debt, net of discounts	1,157,000	702,903	—
Repayments on long-term debt	(713,933)	(639,524)	(5,075)
Debt issuance costs	(24,126)	(13,880)	—
Redemption of units	(648)	(24,111)	—
Distributions to noncontrolling interests	(3,480)	(1,630)	(1,000)
Distributions to members	(333,040)	—	(1,484)

Net cash provided by (used in) financing activities	81,773	23,758	(7,559)

Increase (decrease) in cash and cash equivalents	35,926	23,718	(26,744)
Cash and cash equivalents:
Beginning of year	64,636	40,918	67,662

End of year	$100,562	$64,636	$40,918

Supplemental disclosure of cash flow information:
Cash paid for interest	$39,609	$41,684	$35,713
Cash paid for income taxes	26,790	44,261	26,315
Supplemental disclosure for noncash transactions:
Distributions payable	$1,427	$—	$—
Earnout accrual related to acquisition of physician practices	4,683	—	—
Issuance of equity related to acquisition of physician practices	10,014	—	—

The accompanying notes are an integral part of these consolidated financial statements

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(1) Organization

Sunbeam Holdings, L.P. and its subsidiaries (the “Company”), which operate under the name Sheridan, is a national provider of multi-specialty physician services to hospitals, ambulatory surgery centers and other healthcare facilities. The Company focuses on delivering comprehensive physician services, primarily in the areas of anesthesiology, children’s services, radiology and emergency medicine to healthcare facilities. The Company’s contracts with healthcare facilities authorize it to bill and collect charges for fee for service medical services rendered by the Company’s healthcare professionals and employees in exchange for the provision of services to the patients of these facilities. Contract revenue is earned directly from the Company’s hospital customers through a variety of payment arrangements that are established when payments from third-party payors are inadequate to support the costs of providing the services required under the contract. The Company also provides physician services and manages office-based practices in the areas of gynecology, obstetrics and perinatology.

The consolidated statement of equity has been recast to present the changes in partnership equity for each ownership class in accordance with Staff Accounting Bulletin Topic 4.F, Limited Partnerships.

On May 26, 2014, the Company along with Sunbeam GP LLC, a Delaware limited liability company and the general partner of the Company, (the “General Partner”), as well as Sunbeam GP Holdings, LLC, a Delaware limited liability company and the sole holder of membership interests in the General Partner, Sunbeam Primary Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Sunbeam Primary”), and HFCP VI Security holders’ Rep LLC, a Delaware limited liability company, entered into a definitive purchase agreement plan of merger (the “Merger Agreement”) with AmSurg Corp., a Tennessee corporation (“AmSurg”), Arizona Merger Corporation, a Delaware corporation and direct wholly owned subsidiary of AmSurg (“Merger Sub”), and Arizona II Merger Corporation, a Delaware corporation and direct wholly owned subsidiary of AmSurg (“Merger Sub II”), pursuant to which (i) AmSurg would purchase 100% of the issued and outstanding membership interests of the General Partner and (ii) the Company would merge with and into Sunbeam Primary, with Sunbeam Primary surviving such merger (“Merger 1”), and immediately following Merger 1, Merger Sub would merge with and into Sunbeam Primary, with Sunbeam Primary surviving such merger as a wholly owned subsidiary of AmSurg (“Merger 2”).

On July 16, 2014, the transaction closed and the aggregate merger consideration paid was $2.35 billion, of which approximately $2.1 billion was paid in cash and the remainder in AmSurg’s common stock. In addition, the Company’s total outstanding debt was paid off including accrued interest up to the date of the transaction as well as a penalty due to the early payment of $8.0 million.

(2) Significant Accounting Policies

Principles of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries combined with the accounts of the affiliated professional corporations (“PC”s) with which the Company currently has specific management arrangements. The Company’s agreements with these PCs provide that the term of the arrangements are permanent, subject only to termination by the Company, except in the case of gross negligence, fraud or bankruptcy of the Company. These arrangements are captive in nature. Where permitted by law, a majority of the outstanding voting equity instruments of the PCs are owned by nominee shareholders appointed at the sole discretion of the Company, and the Company has a contractual right to transfer the ownership of the PCs at any time to any person it designates as the nominee shareholder. The Company has the right to receive income, both as ongoing fees and as proceeds from the sale of its interest in the PCs, in an amount that fluctuates based on the performance of the PC and the change in the fair value of the Company’s interest in the PC. The Company has exclusive responsibility for the provision of all non-medical services required for the day-to-day operation and management of the PCs and establishes the guidelines for the employment and compensation of the physicians. In addition, the agreements provide that the Company has the right, but not the obligation, to purchase, or to designate a person(s) to purchase, the stock of the PCs for a nominal amount. Separately, in its sole discretion, the Company has the right to assign its interest in the agreements. Based upon the provisions of these agreements, the Company has determined that the PCs are variable interest entities and that the Company is the primary beneficiary as defined in the accounting guidance for consolidation.

The Company also consolidates a variable interest entity (“VIE”) for which the Company is deemed the primary beneficiary; however, the assets are owned by, and the liabilities are obligations of this VIE, not the Company. This VIE is not a guarantor of the Company’s debts. As of December 31, 2013 and 2012, the combined total assets included in the Company’s consolidated balance sheets relating to this VIE were approximately $3.7 million and $6.7 million, respectively, which excludes goodwill and intercompany balances.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(2) Significant Accounting Policies (continued)

All intercompany and interaffiliate accounts and transactions have been eliminated.

Reclassifications have been made to certain prior period consolidated financial statements to conform with the current year presentation. The Company also reclassified $53.2 million of its $66.0 million of accrued professional liabilities as of December 31, 2012 from current accrued professional liabilities to long-term accrued professional liabilities in the accompanying consolidated balance sheets. The current portion of accrued professional liabilities is expected to be paid within one year of the date of the financial statements, and the long-term portion is expected to be paid more than one year after that date. In addition, for the years ended December 31, 2012 and 2011, the Company reclassified $26.4 million and $24.4 million, respectively, of salaries, benefits and other personnel-related expenses from other practice expenses to practice personnel expenses in the accompanying consolidated statement of income and comprehensive income for costs of services that are performed for and are directly related to practice operations. These costs primarily pertain to billing and collection activities and were reclassified in order to better reflect the nature of the expenses.

Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated allowance for contractual adjustments and uncollectible amounts on accounts receivable, the estimated liabilities for reported claims and claims incurred but not reported related to the Company’s professional liabilities and self-insured employee health plan, the useful life of and method used for amortizing intangible assets, the allocation of purchase price to acquired assets including identifiable intangibles and goodwill, estimates of cash flows used to assess the recoverability and fair values of goodwill and other intangible assets, and determination of the net realizable value of deferred tax assets, estimation of the effective tax rate, and income and other tax accruals. Actual results could differ from those estimates.

Business Acquisitions

The Company accounts for business acquisitions as required by the provisions of the accounting guidance for business combinations. The Company recognizes, separately from goodwill, the identifiable assets acquired and liabilities assumed at their estimated acquisition date fair values. The Company measures and recognizes goodwill as of the acquisition date as the excess of: (a) the aggregate of the fair value of consideration transferred, the fair value of any noncontrolling interest in the acquiree (if any) and the acquisition date fair value of the Company’s previously held equity interest in the acquiree (if any), over (b) the fair value of net assets acquired and liabilities assumed. The Company measures the fair value of all assets acquired and liabilities assumed that arise from contractual contingencies as of the acquisition date. The Company measures all noncontractual contingencies at their acquisition date fair values if, as of the acquisition date, it is more likely than not that the contingency will give rise to an asset or liability.

If information at the acquisition date is incomplete, the Company reports provisional amounts until information becomes available. This measurement period ends once the Company receives sufficient information not to exceed one year. Material adjustments recognized during the measurement period are retrospectively reported in the financial statements of the subsequent period.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(2) Significant Accounting Policies (continued)

Cash and Cash Equivalents

Cash equivalents are defined as all highly liquid financial instruments with maturities of 90 days or less from the date of purchase. The Company’s cash equivalents typically consist of demand deposits and deposits in money market accounts. Cash equivalent balances may, at times, exceed federally insured limits.

Restricted Cash and Marketable Securities

The Company has restricted cash and marketable securities related to the collateralization of a reinsurance agreement. The Company classifies investments in marketable debt securities as available for sale. Investments classified as available for sale are carried at fair value, with net unrealized gains and losses, net of related tax effects, included as a separate component of accumulated other comprehensive income (loss). Realized gains and losses are included in other (income) expense, net in the consolidated statements of income and comprehensive income.

Gains are recognized when realized in the Company’s consolidated statements of income and comprehensive income. Losses are recognized as realized or upon the determination of the occurrence of an other-than-temporary decline in fair value. The Company’s policy is to review its securities on a regular basis to evaluate whether any security has experienced an other-than-temporary decline in fair value. If it is determined that an other-than-temporary decline exists in one of the Company’s marketable securities, it is the Company’s policy to record an impairment charge with respect to such investment in the Company’s consolidated statements of income and comprehensive income.

Accounts Receivable, Net

Accounts receivable are reflected in the consolidated balance sheets net of contractual discounts and provision for uncollectibles. The Company periodically reassesses its accounts receivable, net by analyzing historical cash collections, changes in payor mix and accounts receivable agings. These periodic reassessments may result in adjustments to the Company’s recorded contractual discounts and provision for uncollectibles. Adjustments are charged or credited to the consolidated statement of income and comprehensive income in the period of change. Material changes in estimate may result from unforeseen write-offs of patient or third-party accounts receivable, unsuccessful disputes with managed care payors, adverse macro-economic conditions which limit patients’ ability to meet their financial obligations for the care provided by the Company’s physicians, or broad changes to government regulations that adversely impact reimbursement rates for services provided by the Company.

Deferred Financing Costs

Deferred financing costs, which are included in other current and noncurrent assets and are amortized over the term of the related debt using the effective interest method, were $21.4 million and $13.0 million as of December 31, 2013 and 2012, respectively.

Property and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation and other amortization. Property and equipment is depreciated or amortized using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are generally three to five years for equipment, computer hardware, and software; seven years for furniture and fixtures; and the lesser of the useful life or the remaining lease term for leasehold

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(2) Significant Accounting Policies (continued)

Property and Equipment, Net (continued)

improvements. Maintenance and repairs are charged to expense when incurred and improvements are capitalized. Upon the sale or retirement of assets, the cost and accumulated depreciation are removed from the consolidated balance sheets and any gain or loss is recognized currently.

Software that has been developed for internal use is accounted for in accordance with ASC 350-40, “Internal-Use Software.” Only costs incurred during the application development stage, including expenditures for design, coding, installation and testing are capitalized. These capitalized costs include both external consulting fees and internal labor costs for employees directly associated with software development. Upgrades or modifications that result in additional functionality are capitalized, while upgrades or modifications that do not result in additional functionality are expensed as incurred.

Goodwill and Other Intangible Assets

The Company records acquired assets and liabilities at their respective fair values under the acquisition method of accounting. Goodwill represents the excess of cost over the fair value of the net assets acquired. Intangible assets with finite lives, which principally consist of hospital customer relationship assets and physician non-compete agreements, are recognized apart from goodwill at the time of acquisition based on the contractual-legal and separability criteria established in the accounting guidance for business combinations. Intangible assets with finite lives are amortized on either an accelerated basis based on the annual undiscounted economic cash flows associated with the particular intangible asset or on a straight-line basis over their estimated useful lives. Intangible assets with finite lives are amortized over periods of three to twenty-five years.

Goodwill is tested for impairment at a reporting unit level on at least an annual basis in accordance with the subsequent measurement provisions of the accounting guidance for goodwill. The Company defines a reporting unit based on its management structure for services the Company provides. During 2013, the Company completed certain changes to its reporting structure to better align its businesses with Company objectives and operating strategies. These changes resulted in changes to the Company’s operating segments and reporting units. In connection with the changes, the Company determined, in accordance with segment reporting guidance, that it provides services through five operating segments. Reporting units as defined by ASC 350, “Intangibles-Goodwill and Other,” may be operating segments as a whole or an operation one level below an operating segment referred to as a component. The Company used six reporting units to assess potential goodwill impairment in fiscal year 2013. The testing for impairment is completed using a two-step test. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, a second step is performed to determine the amount of any impairment loss.

The Company uses income and market-based valuation approaches to determine the fair value of its reporting units. These approaches focus on discounted cash flows and market multiples based on the Company’s market capitalization to derive the fair value of a reporting unit. The Company also considers the economic outlook for the healthcare services industry and various other factors during the testing process, including hospital and physician contract changes, local market developments, changes in third-party payor payments, and other publicly available information. During 2013, 2012 and 2011, the Company completed its annual impairment test as of June and determined that goodwill was not impaired. The Company did not identify any triggering events that would change this conclusion subsequent to its June 2013 annual impairment test.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(2) Significant Accounting Policies (continued)

Recoverability of Long-Lived Assets

Long-lived assets and definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Assets are combined and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and projections of future operating results in its evaluation of potential impairment and then compares the carrying amount of the asset to estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds the estimated undiscounted future cash flows, the Company measures the amount of the impairment by comparing the carrying amount of the asset to its fair value. The Company estimates fair value based on the best information available making whatever estimates, judgments and projections are considered necessary. The estimation of fair value is generally measured by discounting expected future cash flows at discount rates commensurate with the risk involved. The Company does not believe there are any indicators that would require an adjustment to such assets or their estimated periods of recovery at December 31, 2013.

Derivative Instruments and Hedging Activities

The Company previously entered into interest rate swap agreements for the purpose of hedging exposures to interest rates on long-term debt (see Note 12). The Company does not enter into or hold derivatives for trading or speculative purposes. Derivative instruments are measured at fair value on a recurring basis and recognized on the consolidated balance sheets. The Company’s policy is to designate, at a derivative’s inception, the specific liability being hedged and monitor the derivative to determine if it remains an effective hedge of the designated hedged risk. The criteria for an interest rate swap to qualify for hedge accounting include a link between the cash flows of the swap and the debt, the same basis for determining the interest payments, and offsetting cash flows. The Company has elected to offset derivatives on the balance sheet. Amounts to be received or paid as a result of the derivative instruments are recognized as adjustments to interest incurred on the related debt instruments. Gains or losses resulting from changes in the fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income, unless circumstances require the amounts to be recorded in earnings, such as hedge ineffectiveness or the occurrence of the underlying hedged transaction. When ineffectiveness exists or the derivative instrument or specific liability being hedged is terminated, the fair value of the derivative instrument is recognized in earnings in the period affected. There were no derivative instruments outstanding at December 31, 2013 and 2012.

Accrued Professional Liability Risks

The Company maintains professional liability insurance policies with third-party insurers generally on a claims-made basis, subject to self-insured retention, exclusions and other restrictions. The Company’s self-insured retention under its professional liability insurance program is also maintained through a wholly owned captive insurance subsidiary. The Company records an estimate of liabilities for self-insured amounts and claims incurred but not reported based on an actuarial valuation using historical loss patterns. Liabilities for self-insured amounts and claims incurred but not reported are not discounted.

Income Taxes

The Company is organized as a limited partnership. Partnerships are conduits that, according to their operating agreements, pass through to each partner their respective share of income and deductions generated by them. The management committee for the Company, from time to time, may deem it necessary to cause the partnership to make tax distributions to its partners according to the partnership’s operating agreement.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(2) Significant Accounting Policies (continued)

Income Taxes (continued)

The Company’s wholly owned and affiliated corporate subsidiaries utilize the asset and liability method of accounting for deferred income taxes. Under the asset and liability method, deferred tax assets and liabilities are determined based on the difference between the consolidated financial statements and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when it is more likely than not that some or all of the deferred tax asset will not be realized.

In the ordinary course of business, there is inherent uncertainty in quantifying income tax positions. In accordance with ASC 740-10, the Company assesses income tax positions and records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances, and information available at the reporting dates. For those tax positions with a greater than 50% likelihood of being realized, the Company records the benefit. For those income tax positions where it is more likely than not that a tax benefit will not be sustained, no tax benefit is recognized in the consolidated financial statements. Federal or state taxing authorities may challenge the Company’s tax positions upon audit, the results of which may vary from the Company’s estimates.

Equity-Based Compensation

The Company measures the cost of employee services received in exchange for equity-based awards based on grant-date fair value. Pre-vesting forfeitures are estimated at the time of grant and the Company periodically revises those estimates if actual forfeitures differ from those estimates. Equity-based compensation related to units is recognized on a straight-line basis over the corresponding vesting periods or the implied service periods. Equity-based compensation expense is recorded as a component of salaries and benefits in the consolidated statements of income and comprehensive income.

Noncontrolling Interests

The consolidated financial statements include all assets, liabilities, revenue and expenses of the less than 100% owned entities that the Company controls or is deemed the primary beneficiary of. The noncontrolling interests represent the equity interests of outside investors in the equity and results of operations of these consolidated entities.

Comprehensive Income

The Company reports comprehensive income, which is a measure of all changes in equity of an enterprise that result from transactions and other economic events in a period, other than transactions with owners. Comprehensive income consists of net income and unrealized gains and losses from securities available for sale and interest rate swaps.

Fair Value of Financial Instruments

The Company is required to re-measure and report certain assets and liabilities at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amount of cash and cash equivalents, restricted cash, accounts

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(2) Significant Accounting Policies (continued)

Fair Value of Financial Instruments (continued)

receivable, accounts payable and accrued expenses approximate fair value due to their short maturities. The carrying amount of long-term debt approximates fair value because the interest rate on such debt changes with market rates. The Company is also required to assess the reliability of the fair value estimate based on the observability of the inputs by categorizing the measurement in a three-tier fair value hierarchy (see Note 15).

Net Revenue

Net revenue consists of fee for service revenue, contract revenue, management fees and other revenue. The Company’s net revenue is derived principally from the provision of physician services to patients of the healthcare facilities the Company serves.

Fee for service revenue is billed to patients for services provided, and the Company receives payments for these services from patients or their third-party payors. The Company recognizes revenue, net of contractual discounts and provision for uncollectibles, in the period the services are provided. Services provided but not yet billed are estimated and recognized in the period services are provided as well. The Company records its revenue net of an allowance for contractual discounts, which represents the net revenue the Company expects to collect from third-party payors (including managed care, commercial and governmental payors such as Medicaid and Medicare) and patients insured by these payors. These expected collections are based on the Company’s fees and negotiated payment rates in the case of third-party payors, the specific benefits provided for under each patients’ health care plans, mandated payment rates in the case of Medicare and Medicaid programs, and historical cash collections (net of recoveries).

A significant portion of the Company’s uninsured patients will be unable or unwilling to pay for the services provided. Net revenue from uninsured patients is recognized on the basis of Company’s usual expected collections from fee for service arrangements. To record this revenue at its estimated realizable value, the Company records a provision for uncollectibles related to its uninsured patients based on its historical cash collections (net of recoveries) from these patients and the Company’s estimates of payor mix. Estimates of unbilled revenue, payor mix, contractual discounts, and uncollectibles are periodically assessed for a period of at least one year following the month of service by analyzing actual development, including cash collections, against estimates. Changes in these estimates are charged or credited to the consolidated statement of income and comprehensive income in the period such assessment is made.

The Company also earns contract revenue directly from its hospital customers through a variety of payment arrangements that are established when payments from third-party payors are inadequate to support the costs of the contract. The Company recognizes contract revenue in the period earned.

The Company derives management fees pursuant to contractual agreements with certain of its physician practices, which require the practices to pay the Company management fees that are based on a flat fee or a percentage of net fee for service revenue, depending on the nature of services provided. The Company recognizes management fees in the period earned.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(2) Significant Accounting Policies (continued)

Segment Reporting

The Company provides its services through five operating segments: Anesthesia; Children’s Services; Radiology; Emergency Medicine Services; and Other Services. Anesthesia, Children’s Services, Radiology and Emergency Medicine Services are aggregated into one Physician Services reportable segment, with the Other Services operating segment presented in the All Other category. The Physician Services segment provides healthcare services to hospitals and ambulatory surgery centers on a fee for service or contract basis. The Other Services segment is an aggregation of other services provided in an office-based setting such as gynecology, obstetrics, and perinatology, as well as management services, including physician recruiting services and other operations that service the Company’s business as well as third parties, and ownership in and management services of ambulatory surgery centers.

See Note 20 for financial information of the Company’s reportable segments.

Recent Accounting Pronouncements

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of Accounting Standards Updates (“ASUs”) to the FASB’s Accounting Standards Codification. The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the Company’s consolidated financial position or comprehensive income.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force)” (“ASU 2013-11”). ASU 2013-11 provides explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists and is intended to eliminate diversity in practice. ASU 2013-11 is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013 with early adoption permitted. The Company is currently assessing the impact of this guidance on its consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU 2013-02”). The objective of ASU 2013-02 is to improve the reporting of reclassifications out of accumulated other comprehensive income. This amendment requires disclosure of information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, disclosure is required, either on the face of the statement where net income is presented or in the notes, of significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other required disclosures that provide additional detail about those amounts. The new requirements are effective prospectively for annual reporting periods beginning after December 15, 2012. The adoption of this ASU did not have an impact on the Company’s consolidated financial condition, results of operations and comprehensive income or cash flows.

In July 2012, the FASB issued ASU No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment (the revised standard) (“ASU 2012-02”).” ASU 2012-02 is intended to reduce the cost and complexity of testing indefinite-lived intangible assets, other than goodwill, for impairment. It allows companies to perform a qualitative

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(2) Significant Accounting Policies (continued)

Recent Accounting Pronouncements (continued)

assessment to determine whether further impairment testing of indefinite-lived intangible assets is necessary, similar in approach to the qualitative approach to testing goodwill for impairment. ASU 2012-02 was effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.

(3) Restricted Cash and Marketable Securities

In accordance with the provisions of a reinsurance agreement between the Company and a third-party insurer, acting as a fronting agent, the Company is required to collateralize the fronting agent’s exposure. The fronting agent’s exposure was collateralized by a trust at December 31, 2013 and 2012. At December 31, 2013 and 2012, the cash balances restricted under such arrangement were $14.3 million and $18.5 million, respectively. At December 31, 2013 and 2012, total marketable securities restricted under such arrangement were $4.2 million and $5.5 million, respectively. Such amounts are classified as current assets based upon the maturity of the respective securities and management’s expectation with regard to these securities. The Company’s restricted marketable securities consist of the following (in thousands):

	December 31, 2013				December 31, 2012
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Certificates of deposit	$4,229	$2	$—	$4,231	$5,477	$—	$(1)	$5,476

The original contractual maturities for the Company’s marketable securities at December 31, 2013 are all due within one year.

(4) Accounts Receivable, Net

Accounts receivable are reflected in the consolidated balance sheets net of contractual discounts and provision for uncollectibles. The Company periodically reassesses its accounts receivable, net by analyzing historical cash collections, changes in payor mix and accounts receivable agings. Actual collections of accounts receivable in subsequent periods may require changes in the estimated provision for uncollectibles. Changes in these estimates are charged or credited to the consolidated statement of income and comprehensive income in the period of change. Material changes in estimate may result from unforeseen write-offs of patient or third-party accounts receivable, unsuccessful disputes with managed care payors, adverse macro-economic conditions which limit patients’ ability to meet their financial obligations for the care provided by our physicians, or broad changes to government regulations that adversely impact reimbursement rates for services provided by the Company. The Company recorded write-offs, net of recoveries, of $62.2 million and $42.5 million for the years ended December 31, 2013 and 2012, respectively. The increase in write-offs, net of recoveries, during the year ended December 31, 2013 was due to an increase in revenue as a result of increased patient volumes primarily from acquisitions, organic contract growth and write-offs of radiology services billed from a newly implemented billing system. The Company wrote-off approximately $6.3 million of accounts receivable for dates of service beginning in fiscal year 2012 through June 2013 that were deemed unrecoverable due to performance issues with a billing system that was implemented during fiscal year 2012. The combined effects from changes in estimates related to the valuation of prior period accounts receivable, primarily related to performance issues with the newly implemented billing system was a decrease to income from operations of approximately $5.0 million for the year ended December 31, 2013. Management believes the performance issues were substantially resolved as of December 31, 2013.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(4) Accounts Receivable, Net (continued)

Accounts receivable, net consists of the following (in thousands):

	December 31,
	2013	2012
Fee for service receivables	$143,066	$140,987
Provision for uncollectibles	(19,943)	(24,197)

Fee for service receivables, net	123,123	116,790
Contract receivables, net	6,499	4,392
Management fee and other receivables, net	919	639

Accounts receivable, net	$130,541	$121,821

(5) Other Current Assets

Other current assets consist of the following (in thousands):

	December 31,
	2013	2012
Income taxes receivable	$12,055	$6,002
Prepaids	5,323	4,649
Other	6,277	7,623

Total other current assets	$23,655	$18,274

(6) Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2013	2012
Equipment, computer hardware and software	$32,889	$24,940
Furniture and fixtures	8,262	8,341
Leasehold improvements	8,158	7,972
Capitalized projects in progress	3,491	5,024

Total	52,800	46,277
Accumulated depreciation and amortization	(23,338)	(16,121)

Property and equipment, net	$29,462	$30,156

The company recorded depreciation and other amortization expense of approximately $9.9 million, $7.7 million and $5.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(7) Business Acquisitions

A significant portion of the Company’s growth during the past decade has come from acquisitions of regional provider groups and other smaller physician practices along with new contracts, all of which has in part been driven by industry consolidation trends.

During the year ended December 31, 2013, the Company completed the acquisition of three physician group practices and a management service organization. In April 2013, the Company acquired certain assets of a physician group practice that provides emergency medical services in Florida. In September 2013, the Company acquired all of the stock of a physician group practice that provides anesthesia and pain management in New Jersey. In November 2013, the Company acquired all of the stock of a physician group practice that provides anesthesia services in California. Additionally, in February 2013, the Company acquired all of the stock of a medical service organization located in Kansas that provides medical billing and other management services. The total consideration consisted of cash, the Company’s issuance of units, and contingent consideration with a total value of $134.9 million, which is net of $0.9 million of cash acquired. These acquisitions were funded by operating cash flows and the proceeds of issuance of debt. In addition, the Company recorded transaction costs of $1.6 million, which are included in general and administrative costs in the consolidated statement of income and comprehensive income for the year ended December 31, 2013.

These acquisitions have expanded the Company’s presence in the markets of the respective acquisitions. The results of operations of the acquired businesses have been included in the Company’s consolidated financial statements beginning on the respective acquisition dates. These acquisitions added approximately $15.4 million of net revenue and $4.1 million of gross profit for the year ended December 31, 2013. Pro forma results of operations for acquisitions completed in 2013 have not been presented because the effect of these acquisitions was not material, individually or in the aggregate, to the Company’s consolidated statements of income and comprehensive income.

The allocation of purchase price to the fair value of tangible and intangible assets and liabilities, as well as the estimated useful lives of the acquired assets, is provisional and remains preliminary as management continues to assess the valuation of these items and any ultimate purchase price adjustments based on the final assets and net working capital, as prescribed by the purchase agreements. The Company recorded goodwill of approximately $84.5 million (of which $10.2 million is tax deductible goodwill) in accordance with the provisions of ASC 805, “Business Combinations” (“ASC 805”) as follows (in thousands):

Fair value of consideration transferred, net of cash acquired	$134,862
Net assets acquired:
Working capital	(1,973)
Other assets	1,908
Intangible assets	89,978
Deferred income taxes	(34,873)
Contingent consideration	(4,683)

Total net assets acquired	50,357

Goodwill resulting from the acquisitions	$84,505

Intangible assets primarily consist of customer relationship with a weighted-average amortization period of 20 years.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(7) Business Acquisitions (continued)

One purchase agreement entered into during the year ended December 31, 2013 has a contingent consideration provision pursuant to which, if the financial targets are achieved within a performance period, as defined, an estimated maximum future cash payment totaling $6.0 million could be made at the conclusion of the performance period. As of December 31, 2013, the Company has accrued the fair value of the contingent consideration of $4.7 million as its estimate of the additional payments to be made. This balance is included in other long-term liabilities in the accompanying consolidated balance sheet.

During the year ended December 31, 2012, the Company completed the acquisition of three physician group practices and a 50.1% interest in another physician-related business. In August 2012, the Company acquired certain assets of a physician group practice that provides radiology services in Florida. In December 2012, the Company acquired all of the stock of a physician group practice that provides anesthesia services and pain management in New Jersey. In December 2012, the Company acquired certain assets of a physician group practice that provides anesthesia and pain management services in New Jersey. Additionally, in November 2012, the Company acquired a 50.1% interest in an ambulatory surgery center located in New Jersey. The total consideration consisted of $49.7 million, which is net of $0.6 million of cash acquired. These acquisitions were funded by operating cash flows. In addition, the Company recorded transaction costs of $1.0 million, which is included in general and administrative costs in the consolidated statement of income and comprehensive income for the year ended December 31, 2012.

The allocation of purchase price to the fair value of tangible and intangible assets and liabilities, as well as the estimated useful lives of the acquired assets, was completed in 2013, resulting in no material measurement period adjustments. The Company recorded goodwill of approximately $48.1 million (of which $26.3 million is tax deductible goodwill) in accordance with the provisions of ASC 805, as follows (in thousands):

Consideration paid, net of cash acquired	$49,714
Net assets acquired:
Working capital	2,041
Property and equipment	1,050
Intangible assets (primarily customer relationships)	19,224
Deferred income taxes	(2,464)
Fair value of noncontrolling interest	(18,188)

Total net assets acquired	1,663

Goodwill resulting from the acquisitions	$48,051

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(7) Business Acquisitions (continued)

During the year ended December 31, 2011, the Company completed the acquisition of three physician practices and a 50.1% interest in another physician-related business. In June 2011, the Company acquired all of the stock of a physician group practice that provides children’s services in Alabama. In November 2011, the Company acquired a 50.1% interest in an ambulatory surgery center located in Florida. In December 2011, the Company acquired all of the stock of two physician group practices that provide anesthesia services in New Jersey and Florida. The total consideration consisted of $87.9 million, which is net of $1.7 million cash acquired. The acquisitions were funded through operational cash flows. In addition, the Company recorded transaction costs of $1.1 million which is included in general and administrative costs in the consolidated statements of income and comprehensive income for the year ended December 31, 2011.

The allocation of purchase price to the fair value of tangible and intangible assets and liabilities, as well as the estimated useful lives of the acquired assets, was completed in 2012, resulting in no material measurement period adjustments. The Company recorded goodwill of approximately $44.2 million (of which $24.7 million is tax deductible goodwill) in accordance with the provisions of ASC 805, as follows (in thousands):

Purchase price	$87,930
Net assets acquired:
Working capital	(139)
Property and equipment	519
Intangible assets (primarily customer relationships)	54,348
Deferred income taxes	(8,252)
Fair value of noncontrolling interest	(2,707)

Total net assets acquired	43,769

Goodwill resulting from the acquisitions	$44,161

During 2011, the Company paid contingent consideration of $500,000 relating to a certain prior year acquisition that was accrued for as of December 31, 2010 as part of the initial purchase price allocation.

(8) Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill are as follows (in thousands):

Goodwill, January 1, 2012	$747,490
Acquisitions	48,051
Other adjustments	905

Goodwill, December 31, 2012	796,446
Acquisitions	84,505
Other adjustments	72

Goodwill, December 31, 2013	$881,023

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(8) Goodwill and Other Intangible Assets (continued)

Other intangible assets consist of the following (in thousands):

	December 31, 2013			December 31, 2012
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Definite-lived intangible assets:
Customer relationships with hospitals	$549,537	$(115,197)	$434,340	$459,790	$(90,974)	$368,816
Noncompete agreements	14,886	(13,287)	1,599	14,655	(11,849)	2,806

Total definite-lived intangible assets	564,423	(128,484)	435,939	474,445	(102,823)	371,622
Indefinite-lived intangible assets:
Corporate trade name	76,360	—	76,360	76,360	—	76,360

Total intangible assets	$640,783	$(128,484)	$512,299	$550,805	$(102,823)	$447,982

The Company’s other intangible asset amortization expense for the years ended December 31, 2013, 2012 and 2011 was $25.7 million, $24.5 million and $20.6 million, respectively. Amortization expense for other intangible assets for the years 2014 through 2018 is expected to be $27.8 million, $27.8 million, $27.0 million, $25.4 million and $25.0 million, respectively. The calculation of the weighted-average amortization period includes amortization expense related to years beyond 2018 of $302.9 million.

(9) Other Current Liabilities

Other current liabilities consist of the following (in thousands):

	December 31,
	2013	2012
Refunds payable	$12,055	$8,655
Other accrued expenses	10,964	10,160

Total other current liabilities	$23,019	$18,815

(10) Accrued Professional Liabilities

At December 31, 2013 and 2012, the Company’s total accrued professional liabilities of $60.4 million and $66.0 million, respectively, includes incurred but not reported loss reserves of $32.5 million and $36.2 million, respectively, and loss reserves for reported claims associated with self-insured retention amounts through the Company’s wholly owned captive insurance subsidiary of $27.9 million and $29.8 million, respectively.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(10) Accrued Professional Liabilities (continued)

The activity related to the Company’s total accrued professional liabilities is as follows (in thousands):

	Years Ended December 31,
	2013	2012
Balance at beginning of year	$65,973	$63,833
Provision (adjustment) for losses related to:
Current year	12,113	13,175
Prior years	(4,574)	(5,203)

Total provision for losses	7,539	7,972
Claims payments related to:
Current year	(1,080)	(3,239)
Prior years	(12,000)	(3,385)

Total payments	(13,080)	(6,624)

Other, net	(36)	792

Balance at end of year	$60,396	$65,973

The net decrease in the Company’s total accrued professional liabilities for the year ended December 31, 2013 is primarily attributable to the increase in claim payments and adjustments to the provision for losses related to prior years resulting from favorable trends in the Company’s claims experience.

Other, net comprises liabilities assumed in connection with the Company’s acquisitions and changes in reserves associated with third-party insurance policies.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(11) Long-Term Debt

Long-term debt consists of the following (in thousands):

	December 31,
	2013	2012
$750.1 million 2013 Term Loan, net of unamortized discount of $4.3 million, payable in quarterly installments through June 29, 2018; interest at Interbank Offered Rate (“LIBOR”) with a floor of 1.00% plus 3.50% (rate of 4.5% at December 31, 2013)	$745,808	$—
$400.0 million 2013 Second Lien Term Loan, net of unamortized discount of $2.5 million, payable at maturity, December 18, 2021; interest at LIBOR with a floor of 1.00%, plus 7.25% (rate of 8.25% at December 31, 2013)	397,484	—
Revolver, payable at maturity, June 29, 2017; interest at LIBOR or prime plus an applicable margin	—	—
$597.0 million 2012 Term Loan, net of unamortized discount of $5.5 million, payable in quarterly installments through June 29, 2018; interest at LIBOR with a floor of 1.25% plus 4.75% (rate of 6.00% at December 31, 2012)	—	591,519
$110.0 million 2012 Second Lien Term Loan, net of unamortized discount of $1.0 million, payable at maturity, June 29, 2019; interest at LIBOR with a floor of 1.25%, plus 7.75% (rate of 9.00% at December 31, 2012)	—	108,979

Total	1,143,292	700,498
Less: Current portion	(8,270)	(6,000)

Long-term debt	$1,135,022	$694,498

On June 29, 2012, the Company entered into a first lien credit agreement and second lien credit agreement with a syndicate of banks. The first lien credit agreement included a $600.0 million first lien term loan (the “2012 Term Loan”) and a $100.0 million revolving credit facility (the “Revolver”), and the second lien credit agreement included a $110.0 million second lien term loan (the “2012 Second Lien Term Loan”). The 2012 Term Loan and the 2012 Second Lien Term Loan were issued at discounts of $6.0 million and $1.1 million, respectively. The net proceeds from the financing of $702.9 million were used to retire the Company’s then outstanding term loans totaling $635.3 million and accrued interest thereon of $1.4 million, and pay $12.8 million of the financing costs. Net proceeds to the Company were $53.4 million.

These transactions were accounted for as a substantial modification of debt. Unamortized discounts, deferred financing and other costs of $7.7 million related to the retired debt as well as a $0.4 million loss on early termination of a related interest rate swap were expensed and recorded as a loss on extinguishment of debt in the accompanying consolidated statement of income and comprehensive income during the year ended December 31, 2012. The financing costs related to the new credit facilities of $14.3 million were recorded in other current assets and other assets in the accompanying consolidated balance sheet as of December 31, 2012 and were being amortized over the terms of the related debt.

On February 13, 2013, the Company entered into an amendment to the 2012 Term Loan (“2013 Amendment”), which reduced the applicable margin rate, added an additional $75.0 million of debt to the 2012 Term Loan and incurred an exchange of debt among multiple lenders. The 2013 Amendment did not modify any other terms of the 2012 Term Loan and constituted a repricing transaction in respect to the 2012 Term Loan. The net proceeds of the 2013 Amendment of $672.0 million were used to refinance the existing 2012 Term Loan of $591.5 million and pay accrued interest. In addition, the Company paid a total of $9.7 million in fees in relation to the transaction. Net proceeds to the Company were $61.1 million.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(11) Long-Term Debt (continued)

The 2013 Amendment involved multiple lenders who were considered members of a loan syndicate. In determining whether the refinancing was to be accounted for as a debt extinguishment or modification, the Company considered whether the creditors remained the same or changed and whether the change in debt terms was substantial. The debt terms were considered substantially different if the present value of the cash flows of the term loans under the credit agreement, as amended, was at least 10% different from the present value of the remaining cash flows of the original term loans (the “10% Test”). The Company performed a separate 10% Test for each individual creditor participating in the loan syndicate. The loans of creditors who did not participate in the 2013 Amendment were accounted for as a debt extinguishment. When there was a change in principal balance for individual creditors, in applying the 10% Test, the Company used the cash flows related to the lowest common principal balance, or the Net Method. Under the Net Method, any principal in excess of a creditor’s reinvested principal balance was treated as a new, separate debt issuance, and any decrease in principal was treated as a partial extinguishment of debt.

For debt considered to be extinguished, the unamortized deferred financing costs and unamortized original issue discount associated with the extinguished debt were expensed. For debt considered to be modified, the unamortized deferred financing costs and unamortized original issue discount associated with the modified debt continue to be amortized, new creditor fees were capitalized and new third-party fees were expensed. For new creditors, new creditor fees and new third-party fees were capitalized. As a result, the Company recorded a loss on the extinguishment of debt in the accompanying consolidated statement of income and comprehensive income of $4.4 million related to the 2013 Amendment during the year ended December 31, 2013. Deferred financing costs of $7.1 million were recorded in other current assets and other assets, as well as a debt discount that reduced long-term debt in the accompanying consolidated balance sheet, and are being amortized over the terms of the related debt.

On December 18, 2013, the Company entered into another amendment to the 2012 Term Loan and the 2012 Second Lien Term Loan, (the “2013 Term Loan” and the “2013 Second Lien Term Loan,” respectively, and the “Credit Facilities,” collectively). The 2013 Term Loan permits the borrowing of new 2013 term loans, including an $85.0 million incremental first lien term loan, a $70.0 million incremental first lien delayed draw term loan with an interest rate of 0.25% per quarter on the aggregate principal amount which was drawn in January 2014, and a revolving credit facility of up to $100.0 million, which includes a borrowing capacity of $20.0 million for issuances of letters of credit. Additional term loans or revolving credit commitments may be obtained subject to certain conditions. The net proceeds from the 2013 Second Lien Term Loan of $400.0 million were used for (i) the declaration and payment of a dividend to the Company’s unitholders, (ii) the repayment of Sheridan’s then outstanding 2012 Second Lien Term Loan totaling $110.0 million and accrued interest thereon of $2.2 million, and (iii) the payment of $14.6 million of the transaction expenses, including financing costs. Net proceeds to the Company were $358.7 million.

The December amendment to the Credit Facilities also involved multiple lenders who were considered members of a loan syndicate, and the Company used the same methodology as described above to determine the amounts to be capitalized to deferred financing costs and the amounts to be expensed. As a result, the Company recorded a loss on the extinguishment of debt in the accompanying consolidated statement of income and comprehensive income of $6.6 million related to the amendment of the Credit Facilities during the year ended December 31, 2013. Deferred financing costs of $10.6 million were recorded in other current assets and other assets, as well as a debt discount that reduces long-term debt in the accompanying consolidated balance sheet, and are being amortized over the terms of the related debt.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(11) Long-Term Debt (continued)

The Credit Facilities bear interest at a rate equal to an applicable margin plus, either (1) a base rate determined by reference to the highest of (a) the prime lending rate of Credit Suisse AG, (b) the federal funds rate plus 1/2 of 1% and (c) a reserve adjusted Eurodollar rate determined by reference to the London interbank rate for deposits in dollars for a one month interest period plus 1.00% or (2) a reserve adjusted Eurodollar rate determined by reference to the London interbank rate for deposits in dollars for the applicable interest periods. The Credit Facilities annual base rate may never be lower than 2.00% and Eurodollar rate may never be lower than 1.00%.

The initial applicable margin for initial term loans under the 2013 Term Loan is 2.50% with respect to base rate loans and 3.50% with respect to Eurodollar rate loans. The initial applicable margin for revolving loans is 3.75% with respect to base rate loans and 4.75% with respect to Eurodollar rate loans, and it may be reduced subject to the Company attaining certain first lien leverage ratios. The applicable margin for term loans under the 2013 Term Loan is 6.25% with respect to base rate loans and 7.25% with respect to Eurodollar rate loans.

At December 31, 2013, the maximum available to the Company under the Revolver was $99.9 million, net of outstanding letters of credit with an aggregate face amount of $0.1 million. No amounts were drawn on the Revolver as of December 31, 2013 and 2012.

The Credit Facilities and the Revolver are collateralized by all the assets and equity of the Company’s subsidiaries, excluding its captive insurance subsidiary and certain other subsidiaries as defined in the credit agreements. The Company is subject to certain covenants and restrictions under the Credit Facilities. At December 31, 2013, the Company was in compliance, in all material respects, with these financial covenants and restrictions.

Annual maturities of long-term debt outstanding as of December 31, 2013 are as follows (in thousands):

For the Years Ended December 31,
2014	$8,270
2015	8,270
2016	8,270
2017	8,270
2018	716,988
Thereafter	400,000

Total	$1,150,068

(12) Interest Rate Swaps

The Company is exposed to market risks arising from adverse changes in interest rates associated with variable rate debt. The Company had previously entered into interest rate swap agreements, which effectively converted a portion of the Company’s variable interest rate to fixed interest rates of outstanding borrowings under its then outstanding term loan, which the Company refinanced in 2012. As a result, the one outstanding interest rate swap, with a notional amount of $180.0 million, was terminated in July 2012, at a loss of $0.4 million, and the loss was reclassified to earnings in the same period. During 2011, one interest rate swap agreement with a notional value of $50.0 million expired, which effectively converted a variable interest rate to a fixed interest rate of 5.341%. The swap agreements were designated as a cash flow hedge and accounted for at fair value with the effective portion of gains or losses reported in other comprehensive income (loss). The interest

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(12) Interest Rate Swaps (continued)

rate swap was highly effective at hedging the hedged risk and any ineffectiveness was immaterial to the financial statements. The net effect on the Company’s operating results was that interest on the variable rate debt being hedged was recorded based on fixed interest rates. The effect of interest rate swap agreements on interest expense was an increase of approximately $4.8 million and $10.7 million for the years ended December 31, 2012 and 2011, respectively. The Company did not have any derivatives outstanding at December 31, 2013 and 2012.

The following table presents the pretax impact that changes in the fair value the derivative designated as a cash flow hedge had on accumulated other comprehensive income and earnings during the years ended December 31, 2013, 2012 and 2011 (in thousands):

Derivatives in Subtopic 815-20 Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in Other Comprehensive Income (Effective Portion)			Location of Gain (Loss) from Accumulated Other Comprehensive Income into Income	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)
	2013	2012	2011		2013	2012	2011
Interest rate swap	$—	$4,454	$9,851	Interest expense, net	$—	$4,817	$10,662

(13) Retirement Plans

The Company maintains qualified contributory savings plans (the “Plans”) as allowed under Section 401(k) of the Internal Revenue Code. In addition, in connection with certain acquisitions, the Company continues to maintain defined contribution savings plans allowed under Section 401(k) and/or Section 401(a). The Plans permit participant contributions and allow elective Company contributions or required Company contributions subject to the limits defined by each of the Plans. In connection with the Plans, the Company recorded an expense of approximately $10.6 million, $12.4 million and $9.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. The expense was recorded in personnel expenses as well as a portion in general administrative expenses in the accompanying consolidated statements of income and comprehensive income.

(14) Income Taxes

The provision for income taxes consists of the following (in thousands):

	Years Ended December 31,
	2013	2012	2011
Federal:
Current	$17,425	$21,389	$26,060
Deferred	(1,114)	(8,995)	(4,147)

Total federal	16,311	12,394	21,913

State:
Current	2,384	6,320	5,931
Deferred	(395)	(2,428)	(969)

Total state	1,989	3,892	4,962

	$18,300	$16,286	$26,875

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(14) Income Taxes (continued)

The differences between the effective rate and the United States federal income tax statutory rate are as follows (in thousands):

	Years Ended December 31,
	2013	%	2012	%	2011	%
Tax at federal statutory rate	$12,191	35.00%	$18,599	35.00%	$22,013	35.00%
Equity-based compensation expense of flow-through entities	4,961	14.24%	1,120	2.11%	2,651	4.22%
State income taxes, net of federal benefit	2,454	7.04%	2,893	5.44%	3,673	5.84%
Imputed interest, non-deductible dividend expense	216	0.62%	190	0.36%	141	0.22%
Flow-through entities not subject to tax	(942)	(2.70%)	(666)	(1.25%)	(529)	(0.84%)
Change in accrual estimate relating to uncertain tax positions	(723)	(2.08%)	(466)	(0.88%)	418	0.66%
Change in valuation allowance	72	0.21%	(3,688)	(6.94%)	—	—
Noncontrolling interest	(976)	(2.80%)	(682)	(1.28%)	(259)	(0.41%)
Other, net	1,047	3.00%	(1,014)	(1.91%)	(1,233)	(1.96%)

Total	$18,300	52.53%	$16,286	30.65%	$26,875	42.73%

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(14) Income Taxes (continued)

The significant components of deferred income tax assets and liabilities are as follows (in thousands):

	December 31, 2013			December 31, 2012
	Total	Current	Non-Current	Total	Current	Non-Current
Self-insurance accruals	$18,671	$(1,260)	$19,931	$19,627	$19,627	$—
Lease obligation	17	—	17	—	—	—
Provision for uncollectibles	5,156	5,156	—	5,757	5,757	—
Net operating loss carryforward of cash basis affiliates	3,446	—	3,446	3,155	—	3,155
Employee benefits	19	—	19	7	—	7
AMT credit carryforward	100	100	—	292	292	—
Accrued expenses	10,332	10,332	—	6,627	6,627	—
Other, net	1,400	1,400	—	2,260	2,260	—
Impairment of purchase option	604	—	604	604	—	604
Deferred payment	461	—	461	438	—	438

Deferred tax assets	40,206	15,728	24,478	38,767	34,563	4,204

Valuation allowance	(981)	—	(981)	(909)	—	(909)

Total deferred tax assets, net	39,225	15,728	23,497	37,858	34,563	3,295

Goodwill and other intangible assets	(191,869)	—	(191,869)	(156,216)	—	(156,216)
Prepaid items	(1,237)	(1,237)	—	(1,072)	(1,072)	—
Accrual basis income of cash basis affiliates	(588)	(588)	—	(935)	(935)	—
Unrealized (gain) loss on marketable securities	(1)	(1)	—	1	1	—
Property and equipment	(6,431)	—	(6,431)	(8,101)	—	(8,101)
Other, net	—	—	—	—	—	—

Deferred tax liabilities	(200,126)	(1,826)	(198,300)	(166,323)	(2,006)	(164,317)

Total deferred tax assets (liabilities)	$(160,901)	$13,902	$(174,803)	$(128,465)	$32,557	$(161,022)

The Company includes interest and penalties related to income tax liabilities in the provision for income taxes. For the years ended December 31, 2013, 2012 and 2011, the Company accrued penalties of $0.1 million, $0.2 million and $0.3 million, respectively, and interest, net of federal and state tax benefit, of $0.1 million for each year. As of December 31, 2013 and 2012, the Company’s liabilities for penalties were $0.2 million and $0.5 million, respectively, and interest, net of federal and state tax benefit of $0.1 million and $0.2 million, respectively. At December 31, 2013, the Company had $0.3 million of unrecognized tax benefits that, if recognized, would favorably impact its effective tax rate.

The Company’s liability for uncertain tax positions could be reduced over the next twelve months by approximately $0.1 million, excluding accrued interest, due to the expiration of statutes of limitation or settlements with taxing authorities. Although the Company anticipates additional changes in its liabilities for uncertain tax positions related to certain temporary differences, an estimate of the range of such changes cannot be made at this time.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(14) Income Taxes (continued)

The Company’s wholly owned corporate subsidiaries file a consolidated tax return with their parent company. The remaining affiliated professional contractors in which the Company has a controlling financial interest file tax returns on an individual basis. The Company is currently subject to federal and various state income tax examinations for the tax years 2009 to 2012.

The affiliated professional contractors in which the Company has a controlling financial interest have net operating loss carryforwards for federal and state tax purposes totaling $4.4 million and $4.4 million, respectively at December 31, 2013, and $4.7 million and $4.4 million at December 31, 2012, respectively, expiring at various times commencing in 2019.

The Company also has a net operating loss carryforward for federal and state tax purposes of $1.6 million and $8.7 million, respectively, at December 31, 2013 and a net operating loss carryforward for federal and state tax purposes of $8.0 million at December 31, 2012, related to a VIE that is included in the consolidated financial statements. The net operating losses begin to expire at various times commencing in 2024. The net deferred tax asset related to the net operating losses of the VIE is approximately $0.8 million at December 31, 2013 and 2012, respectively. During the year ended December 31, 2012, the VIE had a nonrecurring income recognition event which enabled the entity to utilize all of its federal and $3.0 million of its state net operating loss carry forwards. As a result, the Company released $3.6 million of the valuation allowance on these deferred tax assets. A valuation allowance remains on the remaining tax asset.

(15) Fair Value Measurements

Fair Value Hierarchy

The carrying amounts of cash and cash equivalents, restricted cash, restricted marketable securities, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short maturities of the respective instruments. The carrying value of the variable-rate long-term debt approximates fair value at December 31, 2013 and 2012, since the related interest rates approximate current market rates available for similar debt instruments.

Financial assets and liabilities are categorized based on the inputs to the valuation technique into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The various levels of the fair value hierarchy are described as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The use of observable market data is required when available in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest-level input that is significant to the fair value measurement.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(15) Fair Value Measurements (continued)

Recurring Fair Value Measurements

The following table presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis (in thousands):

	December 31, 2013			December 31, 2012
	Fair Value Measurements			Fair Value Measurements
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets:
Certificates of deposit	$—	$4,231	$—	$—	$5,476	$—

Non-Recurring Fair Value Measurements

The Company follows the provisions of ASC 820-10-05 for its nonfinancial assets and liabilities that are not permitted or required to be measured at fair value on a recurring basis. The Company’s nonfinancial assets and liabilities that are not permitted or required to be measured at fair value on a recurring basis typically relate to long-lived assets held and used and goodwill. The Company is required to provide additional disclosures about fair value measurements as part of its financial statements for each major category of assets and liabilities measured at fair value on a nonrecurring basis. At December 31, 2013 and 2012, no fair value adjustments or fair value measurements were required for nonfinancial assets or liabilities.

Fair Valuation Methods

Certificates of deposit—These securities are valued using industry-standard models that consider various assumptions, including time to maturity, applicable market volatility factors, and current market and selling prices for the underlying debt instruments that are traded on the open market, even if not highly liquid. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data and are supported by observable levels at which transactions are executed in the marketplace.

(16) Commitments and Contingencies

Major Customers

A significant portion of the Company’s net revenue is derived from delivering hospital-based physician services at multiple hospitals that have common ownership. For the years ended December 31, 2013, 2012 and 2011, no hospital system comprised 10% or more of the Company’s net revenue.

Self-Insurance

Due to the nature of its business, the Company becomes involved as a defendant in medical malpractice lawsuits, some of which are currently ongoing, and is subject to the attendant risk of substantial damage awards. Since January 2003, the Company has generally maintained a claims-made insurance arrangement with a third-party

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(16) Commitments and Contingencies (continued)

Self-Insurance (continued)

insurer. The insurance arrangements with the third party are reinsured through the Company’s wholly owned captive insurance company, Marblehead Surety & Reinsurance Company, Ltd. (“Marblehead”) either directly between the insurer and Marblehead or between the Company and Marblehead as part of its self-insured retention. This exposure is collateralized by assets held in trust to the benefit of the Company’s third-party insurers.

In addition, the Company continues to purchase professional liability insurance on a claims-made basis from third party insurers on certain acquired practices and for a limited number of other physicians that practice in states or hospitals with malpractice coverage requirements different than those provided through its arrangement with Marblehead.

The liabilities for self-insurance in the accompanying consolidated balance sheets include estimates of the ultimate costs related to both reported claims on an individual and aggregate basis and unreported claims. The estimates are based on the Company’s historical experience, the advice of outside legal counsel and actuarial analysis.

There can be no assurance that an existing or future claim or claims will not exceed the limits of available insurance coverage or that any insurer will remain solvent and able to meet its obligations to provide coverage for any such claims. A judgment against the Company in excess of such coverage could have a material adverse effect on the consolidated financial position, operations and comprehensive income or cash flows of the Company.

Litigation

During the normal course of its business, the Company is a party to pending and threatened legal actions and proceedings. The majority of these matters involve claims of medical malpractice. These lawsuits are not expected to result in settlements or judgments that exceed the Company’s insurance coverage and its reserves for uninsured claims, litigation and assessments. Therefore, management believes, based on the advice of legal counsel, that the ultimate resolution of such matters will not have a material adverse impact on the consolidated financial position, results of operations and comprehensive income, or cash flows of the Company.

Lease Commitments

The Company leases office space and furniture and equipment under various non-cancellable operating leases. The Company’s rent expense under operating leases for the years ended December 31, 2013, 2012 and 2011 was $9.1 million, $8.1 million and $6.7 million, respectively. Future annual minimum payments under non-cancellable operating leases as of December 31, 2013 are as follows (in thousands):

For the Years Ended December 31,
2014	$5,655
2015	4,654
2016	4,229
2017	3,593
2018	3,414
Thereafter	19,032

Total	$40,577

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(16) Commitments and Contingencies (continued)

Government Regulation

A significant portion of the Company’s net revenue is derived from payments made by government health care programs, principally Medicare and Medicaid. These government programs, as well as private insurers, have taken and may continue to take, steps, including a movement towards managed care, to control the cost, eligibility for, use and delivery of health care services as a result of budgetary constraints and cost containment pressures. These third-party payors may also attempt to control costs using other measures, including bundling payments for multiple services and denying or reducing reimbursement for certain services and treatments. As a result, payments from government programs or private payors may decrease significantly. The Company’s business may be materially affected by limitations of or reductions in reimbursement amounts or rates or elimination of coverage for certain individuals or treatments.

Moreover, because government programs generally provide for reimbursement based on a fee schedule rather than on the providers’ charges, the Company generally cannot increase their revenue from these programs by increasing the amount the Company charges for their services. In addition, funds the Company receives from third-party payors are subject to audit with respect to the proper billing for physician and ancillary services, and accordingly, the Company’s revenue from these programs may be adjusted retroactively. Any retroactive adjustments to the Company’s reimbursement amounts could have a material effect on its consolidated financial condition, results of operations and comprehensive income, as well as cash flows.

The healthcare industry is governed by a framework of federal and state laws, rules, and regulations that are extensive and complex and for which, in many cases, the industry has the benefit of only limited judicial and regulatory interpretation. Medicare and Medicaid fraud and abuse laws prohibit, among other things, any false claims, or any bribe, kick-back or rebate in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. If the Company is found to have violated these laws, rules, or regulations, the Company’s business, and consolidated financial position, results of operations and comprehensive income, and cash flows could be materially adversely affected.

Moreover, the federal healthcare reform legislation signed into law in 2010 contains numerous provisions that may reshape the United States healthcare delivery system, and healthcare reform efforts continue to attract significant legislative interest, legal challenges and public attention that create uncertainty and the potential for additional changes. Healthcare reform implementation, additional legislation or other changes in government regulation may affect the Company’s reimbursement, restrict the Company’s existing operations, limit the expansion of the Company’s business or impose additional compliance requirements and costs, any of which could have a material adverse effect on the Company’s business, financial position, results of operations and comprehensive income, and cash flows.

Management has implemented policies and procedures that management believes will ensure that the Company is in substantial compliance with these laws and regulations but there can be no assurance the Company will not be found to have violated certain of these laws and regulations.

In addition, Medicare reimbursement rates could be reduced due to updates made on an annual basis based on statutory formulas. Presently, Medicare pays for all physician services based upon a national fee schedule, which contains a list of uniform rates. The payment rates under the fee schedule are determined based on national uniform relative value units for the services provided, a geographic adjustment factor, and a conversion factor.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(16) Commitments and Contingencies (continued)

Government Regulation (continued)

The fee schedule is adjusted annually based on a complex formula that is linked in part to the use of services by Medicare beneficiaries and the growth in gross domestic product. Since 2002, this formula has resulted in negative payment updates under the fee schedule that have grown increasingly larger, and Congress has repeatedly intervened with interim legislation to prevent scheduled payment reductions. For 2014, the Centers for Medicare & Medicaid Services, the agency responsible for administering the Medicare program, projected a rate reduction of 20.1% from 2013 levels. In December 2013, Congress passed legislation that provided for a 0.5% increase from 2013 payment levels through March 31, 2014. If Congress fails to intervene to prevent the negative update factor, which would go into effect on April 1, 2014, through either another temporary measure or a permanent revision to the statutory formula, the resulting decrease in payment may adversely impact physician revenues as well as our revenues.

In addition, the Budget Control Act of 2011, as amended by the American Taxpayer Relief Act of 2012, imposed across-the-board cuts (“sequestrations”) to mandatory and discretionary spending, which included aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013. The Bipartisan Budget Act of 2013, which was signed into law in December 2013, extended these annual reductions of 2% for an additional two years, through 2023, and was further extended by Congress to 2024. Any reductions in Medicare reimbursement rates may not only have a detrimental impact on the Company’s reimbursement rates for Medicare patients, but also for other patients covered by certain Medicaid and commercial payors that base their rates on a percentage of Medicare rates. Accordingly, any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs could have a material adverse effect on the Company’s consolidated financial condition, results of operations and comprehensive income, and cash flows.

(17) Related Parties

For the years ended December 31, 2013, 2012 and 2011, the Company paid Hellman & Friedman Capital Partners, VI, L.P. (“H&F”), a party related to a member of the Company, $285,000, $131,000 and $35,500, respectively, for reimbursement of expenses. Additionally, during the years ended December 31, 2013, 2012 and 2011, the Company paid $1.4 million, $1.1 million and $0.9, respectively, to two companies affiliated with H&F for payroll and billing related services. At December 31, 2013 and 2012, amounts due to these companies were immaterial.

(18) Members’ Equity

The Company is a limited partnership, and the equity interests of the partners are designated in units. The Class A Units of the Company were issued to investment fund affiliates of Hellman & Friedman LLC and certain key executives at a price of $1,000 per unit, for a total price of approximately $410.9 million. In 2013, Class A-1 Units valued at $10.0 million were issued as a portion of the consideration paid for an acquisition.

Certain key executives of the Company have unit incentive award agreements. The Company has awarded Class B-1, B-2 and B-3 Units (collectively referred to as the “Class B Units”), Class C Units and Class D and D-1 Units (collectively, the “Class D Units”) with varying restrictions and performance criteria.

The Class B-1 Units generally vest 25% per year commencing on the first anniversary of the acquisition or grant date and fully vest upon an earlier change of control. The Class B-2 and B-3 Units are market-based units

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(18) Members’ Equity (continued)

and will vest upon the achievement of certain distribution targets with respect to the Class A, A-1 and B Units on a cumulative basis. The Class C Units became fully vested at the third anniversary from their grant date. The Class D and D-1 Units vest 20% per year commencing on the first anniversary of the grant date or fully vest upon an earlier change of control. The Company recognizes compensation expense related to its units on a straight-line basis over the corresponding vesting periods or implied service periods, as applicable.

Distributions are made to holders of the Company’s units under the limited partnership agreement of the Company as follows: (i) to the Class A and A-1 unitholders, pro rata in accordance with the number of each such unitholders’ Class A and A-1 Units, until the sum of the cumulative distributions (less tax distributions) equals the sum of the Class A unitholders’ aggregate capital contributions; (ii) to the Class C unitholders on a pari passu basis, pro rata in accordance with the number of each unitholder’s Class C Units, until, with respect to the vested Class C Units, the sum of the cumulative distribution made in respect of such vested Class C Unit equals an aggregate of $1,000 per unit; and (iii) to the Class A, B and D unitholders on a pari passu basis, subject to certain restrictions primarily related to individual unit participation amounts, the value of the Company at the time of issuance and the liquidation value of the Company.

Each Class A Unit of the Company has the right to one vote for each Class A Unit. The Class A-1, B, C and D Units of the Company have no voting rights, except that they can vote on certain adverse amendments to, and terminations of, the limited partnership agreement of the Company. The Class A-1, B, C and D Units also contain various restrictions related to their sale or transfer as defined in the limited partnership agreement and a related unitholders’ agreement.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(18) Members’ Equity (continued)

The Class B Unit activity of the Company and corresponding weighted-average, grant-date fair values are as follows:

Type of Class B Units	Units	Grant Date Fair Value per Unit
Total Class B Units at December 31, 2010	99,784

Class B-1	1,065	$428
Class B-2	500	426
Class B-3	500	401

Total Class B Units issued during the year ended December 31, 2011	2,065

Class B-1	(375)	$428
Class B-2	(188)	426
Class B-3	(187)	401

Total Class B Units forfeited during the year ended December 31, 2011	(750)

Total Class B Units at December 31, 2011	101,099

Class B-1	4,374	$476
Class B-2	2,098	458
Class B-3	2,097	419

Total Class B Units issued during the year ended December 31, 2012	8,569

Class B-1	(223)	$476
Class B-2	(700)	458
Class B-3	(700)	419

Total Class B Units forfeited during the year ended December 31, 2012	(1,623)

Class B-1 Units redeemed during the year ended December 31, 2012	(15,742)	$476

Total Class B Units at December 31, 2012	92,303

Class B-1	(1,621)	$470
Class B-2	(992)	450
Class B-3	(992)	393

Total Class B Units forfeited during the year ended December 31, 2013	(3,605)

Class B-1 Units redeemed during the year ended December 31, 2013	(1,543)	$546

Total Class B Units at December 31, 2013	87,155

The Company’s Class C Units had a grant-date fair value of approximately $304 per unit.

The Company’s Class D Units issued during 2013 and 2012 had a weighted-average, grant-date fair value of approximately $493 per unit and $388 per unit, respectively.

The Company recorded approximately $3.3 million, $3.2 million and $7.6 million in compensation expense for the years ended December 31, 2013, 2012 and 2011, respectively, related to the vesting of the Class B, C and D Units. The fair value of the Units was based on an independent third-party valuation obtained by the Company.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(18) Members’ Equity (continued)

For the Class A and D Units issued during the year ended December 31, 2013, the determination of the fair value was based on the following assumptions: (i) risk-free interest rates of 0.32% for those units issued through November 2013, (ii) expected lives of two years, (iii) asset volatility of 30.0%, and (iv) an expected dividend yield assumption of 0%. For the Class B and D Units issued during the year ended December 31, 2012, the determination of the fair value was based on the following assumptions: (i) risk-free interest rates of 0.34% for those units issued through September 2012 and 0.32% for those issued in November 2012, (ii) expected lives of three years, (iii) asset volatility of 35.0%, and (iv) an expected dividend yield assumption of 0%. For the Class B Units issued during the year ended December 31, 2011, the determination of the fair value was based on the following assumptions: (i) risk-free interest rates of 0.37%, (ii) expected lives of three years, (iii) asset volatility of 35.0%, and (iv) an expected dividend yield assumption of 0%.

At December 31, 2013, the total equity-based compensation cost related to the Company’s Class B and D Units remaining to be recognized as compensation expense over a weighted-average period of four years is $15.3 million.

In December 2013, the Company amended the terms of the limited partnership agreement to enable the distribution of a dividend of $325.0 million to its unitholders. In accordance with the amended agreement, $323.6 million of the dividend was paid in December 2013 to the A, A-1, C, D and D-1 unitholders and to the B-1, B-2 and B-3 unitholders to the extent they were vested at that time. The remaining dividends declared are recorded as $0.6 million of current and $0.8 million of long-term dividends payable in the accompanying consolidated balance sheet at December 31, 2013 and will be paid upon vesting of the respective units. The amendment to the agreement was accounted for as a modification and resulted in an increase to equity-based compensation expense of $10.9 million for the year ended December 31, 2013.

During 2013 and 2011, a tax distribution in the amount of $9.5 million and $1.5 million, respectively, was made to the partners of the Company in accordance with the terms of its operating agreement. During 2012, the Company did not make a tax distribution to its partners.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(18) Members’ Equity (continued)

In 2013, the Company redeemed certain Class A and B-1 Units for total consideration of $0.6 million. During 2012, the Company redeemed certain Class A, B-1 and C Units for total consideration of $24.1 million.

	A Units	A-1 Units	B-1 Units	B-2 Units	B-3 Units	C Units	D Units	D-1 Units	Total Units
Balance, at December 31, 2010	417,722	—	50,052	24,866	24,866	10,000	—	—	527,506

Granted	—	—	1,065	500	500	—	—	—	2,065
Forfeited	—	—	(375)	(188)	(187)	—	—	—	(750)

Balance, at December 31, 2011	417,722	—	50,742	25,178	25,179	10,000	—	—	528,821

Granted	—	—	4,374	2,098	2,097	—	11,357	6,918	26,844
Redeemed	(8,404)	—	(15,742)	—	—	(7,750)	—	—	(31,896)
Forfeited	—	—	(223)	(700)	(700)	—	—	—	(1,623)

Balance, at December 31, 2012	409,318	—	39,151	26,576	26,576	2,250	11,357	6,918	522,146

Granted	—	7,245	—	—	—	—	6,300	5,700	19,245
Redeemed	—	—	(1,543)	—	—	(2,250)	—	—	(3,793)
Forfeited	—	—	(1,621)	(992)	(992)	—	—	—	(3,605)

Balance, at December 31, 2013	409,318	7,245	35,987	25,584	25,584	—	17,657	12,618	533,993

Exercisable, December 31, 2013	—	—	33,094	—	—	—	2,271	—	35,365

(19) Net Revenue

Net revenue consists of fee for service revenue, contract revenue, management fees and other revenue. The Company’s net revenue is derived principally from the provision of physician services to patients of the healthcare facilities the Company serves.

Net revenue consists of the following (in thousands):

	Year Ended December 31,
	2013		2012		2011
Medicare	$125,545	13.7%	$120,900	14.5%	$116,785	15.3%
Medicaid	60,487	6.6%	55,863	6.7%	54,004	7.1%
Commercial and managed care	577,676	62.8%	519,437	62.1%	491,875	64.5%
Self-pay	58,197	6.3%	58,004	6.9%	54,455	7.1%

Net adjudicated fee for service revenue	821,905	89.4%	754,204	90.2%	717,119	94.1%
Net non-adjudicated fee for service revenue	65,312	7.1%	51,290	6.1%	16,672	2.2%

Net fee for service revenue	887,217	96.5%	805,494	96.3%	733,791	96.2%
Contract revenue	77,834	8.5%	70,567	8.4%	68,676	9.0%
Management fee and other revenue	11,883	1.3%	11,754	1.5%	11,535	1.6%

Revenue, net of contractual discounts	976,934	106.3%	887,815	106.2%	814,002	106.8%
Provision for uncollectibles	(57,691)	(6.3%)	(51,499)	(6.2%)	(51,609)	(6.8%)

Net revenue	$919,243	100.0%	$836,316	100.0%	$762,393	100.0%

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(19) Net Revenue (continued)

The Company also earns contract revenue directly from its hospital customers through a variety of payment arrangements that are established when payments from third-party payors are inadequate to support the costs of the contract. Contract revenue for the years ended December 31, 2013, 2012 and 2011 was $77.8 million, $70.6 million and $68.7 million, respectively.

The Company derives management fees pursuant to contractual agreements with certain of its physician practices, which require the practices to pay the Company management fees that are based on a flat fee or a percentage of net fee for service revenue, depending on the nature of services provided. The Company also earns other revenue for services performed that are ancillary to its primary operations. Management fees and other revenue for the years ended December 31, 2013, 2012 and 2011 was $11.9 million, $11.8 million and $11.5 million respectively.

(20) Segment Reporting

The physician services segment represents an aggregation of anesthesia, children’s services, radiology, and emergency medicine services, providing healthcare services to hospitals and ambulatory surgery facilities on a fee for service or contract basis. These operating segments were aggregated into one reportable segment due to their similar economic characteristics, products, production methods and distribution methods.

The other services segment is an aggregation of other services provided in an office-based setting such as gynecology, obstetrics, and perinatology, as well as management services, including physician recruiting services and other operations that service the Company’s business as well as third parties, and ownership in and management services of ambulatory surgery centers. The services within this operating segment are deemed to be significantly different than those provided within physician services and do not meet the aggregation criteria prescribed by the segment reporting guidance nor do they meet the quantitative thresholds that would require a separate presentation. Accordingly, it is presented in the “other services” category.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Segment amounts disclosed are prior to any elimination entries made in consolidation, except in the case of net revenues, where intercompany charges have been eliminated.

Assets, capital expenditures and certain expenses are not allocated to the segments. Unallocated expenses include general and administrative expenses, net interest expense, depreciation and amortization, income taxes and non-controlling interest. The Company evaluates segment performance based on profit and loss before the aforementioned expenses.

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(20) Segment Reporting (continued)

The following table presents financial information for each reportable segment (in thousands):

	Year ended December 31,
	2013	2012	2011
Net Revenue:
Physician services	$854,393	$772,581	$706,520
Other services	64,850	63,735	55,873

Total net revenue	919,243	836,316	762,393

Income from operations:
Physician services	198,675	184,316	173,707
Other services	8,863	11,065	8,550
General and administrative	(78,277)	(58,338)	(55,463)
Depreciation and amortization	(35,551)	(32,197)	(26,124)

Total income from operations	93,710	104,846	100,670

Reconciliation of Income from operations to Net Income:
Income from operations:	93,710	104,846	100,670
Interest expense, net	47,818	43,638	37,677
Other (income) expense, net	41	(59)	99
Loss on extinguishment of debt	11,018	8,126	—
Provision for income taxes	18,300	16,286	26,875

Net income from consolidated operations	$16,533	$36,855	$36,019

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(21) Supplemental Guarantor Condensed Consolidating Financial Information

In conjunction with the Merger on July 16, 2014, a wholly-owned subsidiary of AmSurg issued 5.625% Senior Notes due 2022 (the “Notes”). Along with other subsidiaries of AmSurg, Sheridan and certain of its 100% owned subsidiaries and PC’s have fully and unconditionally guaranteed these Notes on a joint and several basis, and, through supplemental indentures with the respective trustees executed subsequent to the Merger, provided similar guarantees of other existing notes of AmSurg. The following condensed consolidating financial statements present the guarantor subsidiaries, non-guarantor subsidiaries, eliminations and consolidated Sheridan as defined in the terms of the Notes and supplemental indentures presented in accordance with SEC Regulation S-X 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered”.

Consolidated Balance Sheets

(in thousands)

As of December 31, 2013:	Guarantor	Non-Guarantor	Eliminations	Consolidated
Current Assets:
Cash and cash equivalents	$95,124	$5,438	$—	$100,562
Restricted cash and marketable securities	—	18,501	—	18,501
Accounts receivable, net	127,963	2,578	—	130,541
Prepaid and other current	35,557	2,000	—	37,557

Total current assets	258,644	28,517	—	287,161
Property and equipment, net	27,567	1,895	—	29,462
Goodwill	823,807	—	57,216	881,023
Other intangible assets, net	512,022	277	—	512,299
Intercompany receivable	—	363	(363)	—
Other assets	69,031	38	(46,642)	22,427

Total assets	$1,691,071	$31,090	$10,211	$1,732,372

Current portion of long-term debt	$8,270	$—	$—	$8,270
Accounts payable	746	422	—	1,168
Accrued salaries and benefits	69,466	712	—	70,178
Other accrued liabilities	20,990	13,924	—	34,914

Total current liabilities	99,472	15,058	—	114,530
Long-term debt	1,135,022	—	—	1,135,022
Deferred income taxes	174,803	—	—	174,803
Other long-term liabilities	59,285	—	—	59,285
Intercompany payable	363	—	(363)	—

Total liabilities	1,468,945	15,058	(363)	1,483,640

Equity
Total members’ equity	222,126	9,014	(9,014)	222,126
Noncontrolling interests	—	7,018	19,588	26,606

Total equity	222,126	16,032	10,574	248,732

Total liabilities and equity	$1,691,071	$31,090	$10,211	$1,732,372

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(21) Supplemental Guarantor Condensed Consolidating Financial Information (continued)

Consolidated Statements of Income and Comprehensive Income

(in thousands)

For the Twelve Months Ended December 31, 2013:	Guarantor	Non-Guarantor	Eliminations	Consolidated

Net revenues	$893,712	$34,538	$(9,007)	$919,243

Operating expenses:
Practice personnel expenses	644,666	10,275	—	654,941
Other operating expenses	125,872	18,176	(9,007)	135,041
Depreciation and amortization	34,922	629	—	35,551

Total operating expenses	805,460	29,080	(9,007)	825,533

Income from operations	88,252	5,458	—	93,710

Interest expense, net	47,816	2	—	47,818
Loss on extinguishment of debt	11,018	—	—	11,018
Other expense, net	41	—	—	41

Income before income taxes and noncontrolling interests	29,377	5,456	—	34,833
Provision for income taxes	18,474	(174)	—	18,300

Net income before unconsolidated joint ventures	10,903	5,630	—	16,533

Net income from unconsolidated joint ventures	2,841	—	(2,841)	—

Net income from consolidated operations	13,744	5,630	(2,841)	16,533
Net income attributable to noncontrolling interests	—	(2,789)	—	(2,789)

Net income attributable to Sunbeam Holdings, L.P. and subsidiaries limited partners	$13,744	$2,841	$(2,841)	$13,744

Net income from consolidated operations	$13,744	$5,630	$(2,841)	$16,533
Other comprehensive loss (income) net of taxes	3	3	(3)	3

Total comprehensive income	13,747	5,633	(2,844)	16,536
Less: Comprehensive income attributable to noncontrolling interests	—	(2,789)	—	(2,789)

Comprehensive income attributable to Sunbeam Holdings, L.P. and subsidiaries limited partners	$13,747	$2,844	$(2,844)	$13,747

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(21) Supplemental Guarantor Condensed Consolidating Financial Information (continued)

Consolidated Statements of Cash Flows

(in thousands)

For the Twelve Months Ended December 31, 2013:	Guarantor	Non-Guarantor	Consolidated

Cash flows from operating activities:
Net cash flows provided by operating activities	$80,283	$2,207	$82,490

Cash flows from investing activities:
Acquisitions and related transactions	(124,776)	(72)	(124,848)
Purchases of marketable securities	—	(8,963)	(8,963)
Maturities of marketable securities	—	10,211	10,211
Change in restricted cash	—	4,201	4,201
Capital expenditures	(8,938)	—	(8,938)
Other, net	(500)	500	—

Net cash (used in) provided by investing activities	(134,214)	5,877	(128,337)

Cash flows from financing activities:
Borrowings of debt	1,157,000	—	1,157,000
Repayments of debt	(713,933)	—	(713,933)
Debt issuance costs	(24,126)	—	(24,126)
Redemption of units	(648)	—	(648)
Distributions to noncontrolling interests	—	(3,480)	(3,480)
Distributions to members	(329,510)	(3,530)	(333,040)
Changes in intercompany balances with affiliates, net	949	(949)	—

Net cash provided by (used in) financing activities	89,732	(7,959)	81,773

Net increase in cash and cash equivalents	35,801	125	35,926
Cash and cash equivalents, beginning of period	59,323	5,313	64,636

Cash and cash equivalents, end of period	$95,124	$5,438	$100,562

SUNBEAM HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

AS OF DECEMBER 31, 2013 AND 2012 AND

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(22) Subsequent Events

In February 2014, the Company’s joint venture (“JV”) with a subsidiary of HCA Holdings, Inc. (“HCA”) developed to provide hospital-based physician services to HCA affiliates commenced operations. The Company owns 51% of the JV, and, under the terms of the limited liability and related agreements, the Company will earn billing and management fees and earnings distributions. The Company contributed goodwill, other intangible assets and a nominal amount of cash upon inception of the JV in 2014, and has no material obligations or guarantees related to the JV. The Company determined that the JV is a VIE due to the Company’s equity interest, billing and management fees, and earnings distributions; however, it is not the primary beneficiary of the JV as it does not have the power to independently direct the activities that most significantly impact the JV’s economic performance due to shared control with HCA. Therefore, the Company will account for its investment in the JV under the equity method of accounting.

In February 2014, the Company acquired all of the stock of a physician group practice that provides anesthesia services in Florida as part of the expansion of the Company’s presence in that market. The effect of this acquisition was not material to the Company’s consolidated financial statements.